Exhibit 99.1

Press Contact:

Gary R. Shook

President

(540) 687-4801

MIDDLEBURG FINANCIAL CORPORATION NAMES NEW CFO.

MIDDLEBURG, Va. – October 6, 2009 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), announced today that Mr. Raj Mehra has been named as Executive Vice President and Chief Financial Officer.

Mr. Mehra brings 22 years of leadership experience in the financial services industry, including banking, financial risk management, mortgage backed securities, derivatives and public accounting. During his career, Mr. Mehra has served as Chief Financial Officer of a community bank, Financial Risk Management practice leader at a Big 4 Audit firm, and is the founder of a financial risk consulting company.

“We are delighted that Raj Mehra is joining Middleburg Financial Corporation as our CFO” said Gary R. Shook, President of the Company. “Raj brings a diverse skill set that will help our company continue to execute its business strategy to the fullest. As we look ahead to the future, I know that the experience, financial acumen and leadership skills Raj has developed throughout his career will enable him to develop innovative solutions that will enhance our long-term performance” added Mr. Shook.

“I am excited to join Middleburg Financial Corporation” said Mr. Mehra. “It is great to be part of a company that is so financially strong and deeply rooted in the community. The team at Middleburg Financial Corporation has built a great business and I look forward to helping the organization continue to grow and prosper” noted Mr. Mehra.

Mr. Mehra holds a BS in Engineering from the Indian Institute of Technology in New Delhi, India, and a MS in Engineering and an MBA from the University of Massachusetts. He is a Board member of Financial Executives International, a Member of the Global Association of Risk Professionals, a Member of the Accounting and Governance Committee of the American Bankers Association and a Member of the Secondary Markets Committee of the American Bankers Association.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with eight financial service centers. Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment

Advisors, Inc. Middleburg Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg and Williamsburg. Middleburg Investment Advisors, Inc. is an SEC registered investment advisor located in Alexandria, Virginia.

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